Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com For immediate release

Shire receives European Union approval for XAGRID®
(anagrelide hydrochloride)

Basingstoke, UK – (Thursday 18 November 2004)– Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) today announces that it has received approval for XAGRID® (anagrelide hydrochloride) for second line, monotherapy treatment of essential thrombocythaemia (ET)* in the European Union, Iceland and Norway. Shire will commence a phased launch throughout Europe and expects the drug to be available for prescribing from the New Year.

XAGRID, as anagrelide hydrochloride, was designated as an orphan medicinal product on 29 December 2000 for the treatment of ET, thereby providing the product with up to ten years market exclusivity in Europe from the date of grant of the license.

Essential thrombocythaemia is a chronic disorder of bone marrow, which is associated with the increased production of blood platelets. Excessively high levels of platelets can result in abnormal clotting and bleeding, thereby increasing the risk of stroke and heart attack.

Shire estimates that over 40,000 patients** suffer from ET across the EU. There is currently no other platelet-reducing treatment approved for the treatment of ET across the whole EU.

The drug is already marketed by Shire in the US and eleven other countries under the trademarks AGRYLIN® or XAGRID®. Sales of AGRYLIN in 2003 were $132.5 million.

In addition, the product has been prescribed on a named patient basis in certain territories since 1997.

Says Matthew Emmens, Shire’s Chief Executive:

“XAGRID is a unique medicine for patients suffering from essential thrombocythaemia, a condition that can have debilitating and sometimes life threatening consequences if not treated effectively. Now that XAGRID is approved, and orphan designation confirmed, we can put our full European sales and marketing effort behind its commercialisation across Europe.”

Dr Claire Harrison, Consultant Haematologist at Guy's & St Thomas' Foundation Trust, London adds:

“XAGRID is platelet selective, targeting only those cells that develop into platelets; it is well tolerated by most patients and is a welcome addition to the drugs we have available to treat ET.”

For further information please contact:

Investor Relations

Cléa Rosenfeld (Global)	+	44 1256 894 160

Media
Jessica Mann (UK and Europe)	+	44 1256 894 280
Matthew Cabrey (US)	+	1 484 595 8248

Notes to editors

Shire acquired the worldwide rights to XAGRID/AGRYLIN from Bristol-Myers Squibb in June 1999. Japanese marketing and development rights for XAGRID were sold to the Pharmaceutical Division of Kirin Brewery Company Ltd in December 2003.

References:

*The indication approved for XAGRID is “the reduction of elevated platelet counts in at risk essential thrombocythaemia (ET) patients who are intolerant to their current therapy or whose elevated platelet counts are not reduced to an acceptable level by their current therapy.”

** Source: Shire market research

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate) and BIPOTROL® (carbamazepine), the implementation of Shire’s planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including Shire’s most recent annual report on Form 10-K.